For: YTB International, Inc.

Investor Contacts:
Garth Russell / Yemi Rose
KCSA Strategic Communications
212-896-1250/ 212-896-1233

YTB International, Inc. Appoints Robert H. Dickinson and Burt L. Saunders, Esq. to Board of Directors
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WOOD RIVER, Ill., April 30, 2008 - YTB International, Inc. (OTC BB: YTBLA) (“YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Bermuda, the Bahamas, and Canada, today announced the appointment of Robert H. Dickinson and Burt L. Saunders, Esq. to its Board of Directors, effective immediately. Mr. Dickinson and Mr. Saunders will become the 10th and 11th members of the Company’s Board, and bring decades of experience in the travel and legislative fields, respectively, to the Board.

Prior to joining the YTB Board of Directors, Mr. Dickinson served as President and Chief Executive Officer of the Carnival Cruise Lines division of Carnival Corporation. Mr. Dickinson also previously served as President and Chief Operating Officer of Carnival Cruise Lines for ten years, and remains a member of the Board of Directors of Carnival Corporation, on which he has served since 1987. Mr. Dickinson also currently serves as a member of the Board of Directors of Carnival plc, and has held such Board seat since 2003. Mr. Dickinson received his B.S.B.A in management from John Carroll University and his MBA from Duquesne University. He was awarded an honorary Doctor of Business Administration degree from Johnson & Wales University in 1995.

Mr. Saunders has been a Florida State Senator for District 37 for the last ten years, representing Collier and Lee counties. In addition, he has served in an “of counsel” capacity for the firm Gray Robinson, P.A., and previously for Woodward, Pires & Lombardo, P.A., practicing in the areas of land use, government and health care law. Mr. Saunders received his B.A. from the University of South Florida, his J.D. from the College of William and Mary, and his L.L.M. in Ocean/Coastal Law from the University of Miami.

Commenting on the addition of Messrs. Dickinson and Saunders to the YTB Board of Directors, J. Lloyd “Coach” Tomer, Chairman of the Board of Directors, said, “I know that I speak on behalf of our entire company when I say that we are extremely pleased to welcome Robert and Burt to our Board. Our Board is very diverse, and we constantly draw on the knowledge and experience that each individual director brings to the table. Bob’s extensive travel industry experience, and Burt’s legislative experience, combine to add valuable strength to our Board, and we look forward to tapping into their respective skill sets. I believe that these additions will bring necessary and valuable resources to the Company, while enhancing our efforts to further build the YTB brand and reputation.”

About YTB International
Recognized as the 35th largest seller of travel in the U.S. in 2006 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for home-based independent representatives in the United States, Canada, Bermuda, and the Bahamas.

It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com focuses on marketing online travel websites through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network establishes and maintains travel vendor relationships, processes travel transactions of online travel agents and affiliates, collects travel commissions and pays sales commissions. Each RTA directs consumers to the YTB Internet-based travel website. REZconnect Technologies hosts a travel agency for traditional travel agents and offers franchises of brick and mortar travel agencies. For more information, visit http://www.ytbi.com/investor.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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